UNITED STATES
                      SECURITIES AND EXCHANGES COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                 Amendment No. 1*


Name of Issuer:	Racotek, Inc.

Title of Class of Securities:	Common Stock, No Par Value $.01

CUSIP Number:	750091-10-0

Check the following box if a fee is being paid with this statement: ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to b "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act bust shall be subject to all other provisions of the Act (however, see the Notes).



















CUSIP No. 750091-10-0

13G

1.     NAME OF REPORTING PERSON
       	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       	Motorola, Inc.
       	F.E.I.N. 36-1115800

2.     	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

       	(a)
       	(b)

3.     	SEC USE ONLY

4.	     CITIZEN OR PLACE OF ORGANIZATION

       	Delaware Corporation

NUMBERS OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.     	SOLE VOTING POWER

       	2,275,892

6.     	SHARED VOTING POWER

       	None

7.     	SOLE DISPOSITIVE POWER

       	2,275,892

8.     	SHARED DISPOSITIVE POWER

       	None

9.     	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING 	PERSON

       	2,275,892

10.   	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
       SHARES* []

11.    	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       	9.5%

12.    	TYPE OF REPORTING PERSON*

	       CO

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SCHEDULE 13-G

Item 1(a)    	Name of Issuer:

	Racotek, Inc.

Item 1(b)    	Address of Issuer's Principal Executive Offices:

	7301 Ohms Lane - Suite 200
	Minneapolis, MN 55436

Item 2(a)    	Name of Person Filing:

	Motorola, Inc.

Item 2(b)    	Address of Principal Business Office or, if none, Residence:

	1303 East Algonquin Road
	Schaumburg, IL 60196

Item 2(c)    	Citizenship:

	Delaware Corporation

Item 2(d)    	Title of Class of Securities:

	Common Stock, $.01 Par Value

Item 2(e)    	CUSIP Number:	750091-10-0

Item 3		       If this statement is filed pursuant to Rule 13d-1(b) or
               13d-2(b), check the status of the person filing.

	Not Applicable

Item 4       		Ownership (as of December 31, 1995)

(a)     	Amount of Beneficially Owned:

        		2,275,892

	(b)     	Percent of Class

        		9.5%

	(c)     	Number of shares as to which such person has:

       (i)	  sole power to vote or to direct the vote:  2,275,892

		      (ii)  	shared power to vote or direct the vote:  -0-

     (iii)	  sole power to dispose or to direct the disposition of: 2,275,892

      (iv)  shared power to dispose or to direct the disposition of:  -0-

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Item 5     Ownerhsip of Five Percent or Less of a Class.

		Not applicable

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

Item 6     		Ownership of More than Five Percent on Behalf of Another Person.

		Not applicable

Item 7     		Identification and Classification of the Subsidiary Which
acquired the Security	Being Reported on By the Parent Holding Company.

		Not applicable

Item 8		     Identification and Classification of Members of the Group.

		Not applicable

Item 9     		Notice of Dissolution of Group.

		Not applicable

Item 10    	Certification.

		Not applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      	February 16, 1996

By: /s/ James K. Markey
James K. Markey
Vice President - Corporate
Law Department
Motorola, Inc.

Attention: 	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.c. 1001).




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